EXHIBIT 1.01

COCA-COLA ENTERPRISES INC.
(a Delaware corporation)

Senior Debt Securities
TERMS AGREEMENT

Date: April 22, 2002

TO:      COCA-COLA ENTERPRISES INC. (the "Company")
            2500 Windy Ridge Parkway
            Atlanta, Georgia 30339

RE:      Underwriting Agreement dated August 9, 2001

SENIOR DEBT SECURITIES

Title of Senior Debt Securities:	5.25% Notes Due 2007
Principal amount to be issued:	$500,000,000
Current ratings:	A2(-)/A
Interest Rate:	5.25%
Interest payment dates:	Payable on May 15 and November 15 of each year, commencing November 15, 2002
Date of maturity:	May 15, 2007
Redemption provisions:	The 5.25% Notes Due 2007 may be redeemed prior to the date of maturity. See "Other Provisions" below.
Sinking fund requirements:	None
Delayed Delivery Contracts:	Not authorized
Fee:	0.600%
Public offering price:	99.462%, plus accrued interest, if any, from April 25, 2002

Other Provisions:

The Company has the option to redeem all or a portion of the notes, on no less than 30 nor more than 60 days notice mailed to holders of the notes, at any time at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed, and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined herein) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus 15 basis points, plus accrued interest on the principal amount being redeemed to the date of redemption.

"Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

"Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.

"Independent Investment Banker" means any of the Reference Treasury Dealers appointed by the Company.

"Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

"Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.

"Reference Treasury Dealer" means each of Banc of America Securities LLC and Salomon Smith Barney Inc. and their respective successors and any other nationally recognized investment banking firm that is a Primary Treasury Dealer appointed from time to time by the Company; provided that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

"Remaining Scheduled Payments" means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date. On and after the redemption date, interest will cease to accrue on the notes called for redemption. On or before any redemption date, the Company shall deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date.

Closing date and location: April 25, 2002, at 10:00 a.m., New York City time, at the offices of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006.

Notice to the Underwriters pursuant to Section 11 of the Underwriting Agreement shall be given to: Salomon Smith Barney Inc., 388 Greenwich Street, New York, New York 10013.

Place of delivery of Securities: Through the facilities of The Depository Trust Company to the account of Salomon Smith Barney Inc., 388 Greenwich Street, New York, New York 10013.

Modifications to the Underwriting Agreement:

The Senior Debt Securities are being sold hereunder pursuant to the Company's registration statement on Form S-3 (No. 333-68681), pursuant to which the Company has initially registered up to $2,720,575,000 aggregate principal amount of Senior Debt Securities, of which $1,720,575,000 remains available to be offered by the Company.

Section 2: Payment for all Senior Debt Securities purchased hereunder shall be made in immediately available funds on the third business day (unless postponed in accordance with the provisions of Section 9) following the date of this Agreement for the account of the Company maintained at Citibank, N.A., New York, New York, account number 38488726.

Cleary, Gottlieb, Steen & Hamilton, counsel to the Underwriters, will render the opinion referred to in Section 4(b)(2) of the Underwriting Agreement.

The Senior Debt Securities will trade in The Depository Trust Company's Same-Day Funds Settlement System until maturity, and secondary market trading activity for the Senior Debt Securities will, therefore, settle in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds.

Each Underwriter listed below severally agrees, subject to the terms and provisions of the above-referenced Underwriting Agreement, which is incorporated herein in its entirety and made a part hereof, to purchase the principal amounts of Senior Debt Securities set forth opposite its name below:

Underwriter	5.25% Notes Due May 15, 2007
Banc of America Securities LLC	$187,500,000
Salomon Smith Barney Inc.	187,500,000
CIBC World Markets Corp.	25,000,000
Goldman, Sachs & Co.	25,000,000
HSBC Securities (USA) Inc.	25,000,000
J.P. Morgan Securities Inc.	25,000,000
SunTrust Capital Markets, Inc.	25,000,000
Total	$500,000,000

BANC OF AMERICA SECURITIES LLC
SALOMON SMITH BARNEY INC.
CIBC WORLD MARKETS CORP.
GOLDMAN, SACHS & CO.
HSBC SECURITIES (USA) INC.
J.P. MORGAN SECURITIES INC.
SUNTRUST CAPITAL MARKETS, INC.

BY: SALOMON SMITH BARNEY INC.

By: S/ GEORGE KIM
Name: George Kim
Title: Vice President

Accepted: COCA-COLA ENTERPRISES INC. By: S/ E. LISTON BISHOP III Name: E. Liston Bishop III Title: Vice President and Secretary